Exhibit 10.1

AMENDMENT No. 1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Credit Agreement, dated as of April 1, 2004 (the “Amendment”), among FARGO ELECTRONICS, INC., a Delaware corporation (“Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Banks”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as Agent for the Banks and as the Issuing Bank, (the Banks, the Issuing Bank and the Agent being collectively referred to herein as the “Lender Parties”) to that certain Amended and Restated Credit Agreement dated as of December 18, 2002, among the Company, LaSalle, in its capacities as Agent, Issuing Bank, and as the sole Bank (the “Original Agreement”).

RECITALS:

A.                                   The Company has requested that the Lender Parties amend certain Sections of the Original Agreement.

B.                                     Subject to the terms and conditions of this Amendment, the Lender Parties will agree to the foregoing request of the Company.

NOW, THEREFORE, the parties agree as follows:

1.                                       Defined Terms.  All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement as amended hereby.

2.                                       Amendment.  The Original Agreement is hereby amended as follows:

(a)                                  The definitions of “Cash Equivalent Investment” and “Termination Date” appearing in Section 1 are amended in their respective entireties to read as follows:

“Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than eighteen months after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any deposit account, certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.

Termination Date means the earlier to occur of (a) April 1, 2005, as such stated date may be extended from time to time pursuant to Section 2.6; or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.”

(b)                                 Section 1 is further amended by (i) deleting the definitions of “Capital Expenditures” “Computation Period”, “Fixed Charge Coverage Ratio”, “Non-Use Fee Rate” and “Total Debt to EBITDA Ratio” and (ii) inserting a new definition of “Notice Date” in the appropriate alphabetical order to read as follows:

“Notice Date – see Section 2.6.”

(c)                                  Section 2 is amended by adding a new Section 2.6 to read as follows:

“2.6                         Modification of Termination Date. The Banks agree that, unless (a) the Agent, on behalf of the Banks, delivers to the Company, or (b) the Company delivers to the Agent, a written non-renewal notice by December 15, of any year (the “Notice Date”), commencing December 15, 2004, then the stated Termination Date shall automatically be extended by a period of 364 days; provided, however, that any such extension shall only become effective upon the execution and delivery by the Company, the Agent and the Banks of an amendment to this Agreement in the form provided by Agent, such form to be delivered to Company by no later than the relevant Notice Date, and the satisfaction of all conditions precedent set forth in such amendment.”

(d)                                 Section 5.1 is amended in its entirety to read as follows:

“5.1                         Intentionally deleted.”

(e)                                  Sections 10.6.1, 10.6.2, and 10.6.3 are amended their respective entireties to read as follows:

“10.6.1        Minimum EBITDA.  Not permit the Company’s EBITDA for any Fiscal Quarter to be less than $150,000.00.

10.6.2              Intentionally deleted.

10.6.3              Intentionally deleted.”

(f)                                    The Pricing Schedule attached to the Original Agreement is amended in its entirety to conform to the form of Pricing Schedule (Amended/April, 2004) attached hereto.

(g)                                 Exhibit B attached to the Original Agreement is amended in its entirety to conform to the form of Exhibit B (Amended/April, 2004) attached hereto.

3.                                       Conditions to Effectiveness.  This Amendment shall become effective on the date (the “Effective Date”) when, and only when, the Agent shall have received:

(a)                                  Counterparts of this Amendment executed by the Company and the Lender Parties; and

(b)                                 a Certificate of Good Standing for the Company of recent date issued by the Secretary of State of the state of Company’s incorporation and each other state required by the Agent.

4.                                       Representations and Warranties.  To induce the Lender Parties to enter into this Amendment, the Company represents and warrants to the Lender Parties as follows:

(a)                                  The execution, delivery and performance by the Company of this Amendment and any other documents to be executed and/or delivered by the Company in connection herewith have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Company’s articles of incorporation or bylaws, any agreement binding on or applicable to the Company or any of the Company’s property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Company or of any of the Company’s property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Company or any of the Company’s property except pursuant to the Loan Documents;

(b)                                 The representations and warranties contained in the Original Agreement are true and correct as of the date hereof as though made on that date except to the extent that such representations and warranties relate solely to an earlier date;

(c)                                  No events have taken place and no circumstances exist at the date hereof which would give the Company the right to assert a defense, offset or counterclaim to any claim by any Lender Party for payment of any obligation (monetary or otherwise) of Company under the Amended and Restated Credit Agreement, any Note, or any other Loan Document or any other document or instrument executed in connection therewith and all Hedging Obligations owed to any Lender Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; and

(d)                                 The Original Agreement as amended by this Amendment and the other Loan Documents to which the Company is a party remain in full force and effect and are the legal, valid and binding obligations of the Company and are enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

5.                                       Reference to and Effect on the Loan Documents.

(a)                                  From and after the date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement, and each reference to the “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Original Agreement in any other Loan Document shall mean and be a reference to the Original Agreement as amended hereby.

(b)                                 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the any Lender Party under the Original Agreement or any other Loan Document, nor constitute a waiver of any provision of the Original Agreement or any such other Loan Document.

6.                                      Costs, Expenses and Taxes.  The Company agrees to pay on demand all reasonable costs and expenses of the Lender Parties in connection with the preparation, reproduction, execution and delivery of this Amendment and the other documents to be delivered hereunder or thereunder, including their reasonable attorneys’ fees and legal expenses.  In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lender Parties harmless from and against any and all liabilities with respect to, or resulting from, any delay in the Company’s paying or omission to pay, such taxes or fees.

7.                                      Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

8.                                      Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.                                      Counterparts.  This Amendment may be executed in separate counterparts and by separate parties in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

FARGO ELECTRONICS, INC.

	By:	/s/ Paul Stephenson
	Its:	Chief Financial Officer

Subscribed and sworn to before me
this 1st day of April, 2004.

/s/ Vicki Lynn Bonadurer
Notary Public

LASALLE BANK NATIONAL ASSOCIATION, as Agent, Issuing Bank and as the sole Bank

	By:	/s/ John Gatzlaff
	Its:	Senior Vice President

EXHIBIT A TO FIRST AMENDMENT

PRICING SCHEDULE (Amended/April, 2004)

On and after April 1, 2004, the Eurodollar Margin, the Base Rate Margin and the LC Fee Rate shall be equal to the applicable rate per annum set forth in the table below:

Eurodollar Margin	Base Rate Margin	LC Fee Rate
1.50%	0.00%	1.50%

EXHIBIT B TO FIRST AMENDMENT

Form of Compliance Certificate (Amended/April, 2004)

To:                                                                              LaSalle Bank National Association, as Agent

Please refer to the Amended and Restated Credit Agreement dated as of December 18, 2002 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Fargo Electronics, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

3.                                       I                                            Reports.  Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of the Company as at                        ,          (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

4.                                       II                                        Financial Tests.  The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

  A.                              Section 10.6.1 - Minimum EBITDA (computed for the Fiscal Quarter ending on the Computation Date)

1.	Consolidated Net Income		$
2.	Plus:	Interest Expense	$
		Income tax expense	$
		Depreciation	$
		Amortization	$
3.	Total of (1) plus (2) (EBITDA)		$

Minimum required			$150,000.00

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer on                       ,         .

Fargo Electronics, Inc.

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